Exhibit 10.1

August 27, 2025

[Address]

Dear Myles,

I am pleased to offer you the role of Chief Operating Officer and look forward to your continued contributions to the success of our organization. In this role, you will continue to report to Eric Steigerwalt, President and Chief Executive Officer. Your first day in your new role will be on August 30, 2025. In your new role, you will continue employment with Brighthouse Services, LLC (the “Company”), and your work location will be Middletown, NJ.

Your total compensation opportunity includes your base salary, and annual short- and long-term incentives. Your initial annual base salary will be $700,000, payable every two weeks. Incentive awards are provided under the Amended and Restated Brighthouse Services, LLC Short-Term Incentive Plan and the Amended and Restated Brighthouse Financial, Inc. 2017 Stock and Incentive Compensation Plan, and are subject to the terms described therein.

Short-Term Incentive Opportunity: 140% of your annual base salary
The value of your short-term award is not guaranteed, but rather determined by the Compensation and Human Capital Committee (the “Committee”) of the Board based on Brighthouse Financial, Inc. (“Brighthouse Financial”) performance and your individual performance in the concluded fiscal year.

Long-Term Incentive Opportunity: 305% of your annual base salary
Long-term equity awards are not guaranteed, but rather, forward-looking and granted each March. Any equity award you are granted will consist of the following (percentage of the above long-term incentive opportunity):
•40% Restricted Stock Units: shares vest 1/3 annually over a three-year period; and
•60% Performance Share Units: the number of shares that vest will be based on the determination of the Committee with respect to achievement of performance measures that are set by the Committee, subject to cliff vesting three years after grant date.

You will be eligible for the annual long-term equity award if you are employed by December 31 of the prior calendar year. Generally, to receive payment from such awards you must be actively employed on vesting dates of any grants, as determined by the applicable plan or program. In no event will payment be made later than March 15 of the year after vesting. Compensation related to equity awards is not eligible for deferral into any deferred compensation plan, but rather will be taxed upon vesting at supplemental tax rates.

Any current FINRA registrations or licensures will remain active but are subject to review by Brighthouse Financial’s compliance department.
If you are currently enrolled in any of the Company’s many benefits, those coverages will remain in effect and will be unaffected by this new role. Per the Company’s PTO policy, you will retain any unused PTO and will continue to accrue PTO per the guidelines of the policy. If you are transferring into a job grade where the annual allowance is different from those of your current grade, your accrual rate for future earnings will be adjusted accordingly.

This offer of employment is based on our confidence that your employment with the Company will be a mutually rewarding and enriching experience, but it is not an employment contract and does not represent a guarantee of continued employment for any period of time. Employment at the Company is “at will,” which means that either you or the Company may terminate the relationship at any time with or without cause or notice. By signing this letter, you acknowledge that this offer is made in reliance on the representations made by you and that this offer may be withdrawn, or your employment terminated, for any breach of these representations, and that you will indemnify the Company and Brighthouse Financial for any loss resulting from your breach.

If you have any questions related to your transfer, please call me at 980-949-XXXX.

Sincerely,

/s/ Vonda Huss

Vonda Huss
Chief Human Resources Officer

Acknowledged and Accepted:

/s/Myles Lambert                            8/30/2025
Myles Lambert                                Date